Exhibit 10.2

SECOND AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 14th day of March, 2012, by and between Silicon Valley Bank (“Bank”) and CORNERSTONE ONDEMAND, INC., a Delaware corporation (“Borrower”) whose address is 1601 Cloverfield Blvd. #620, Santa Monica, CA 90404.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of August 20, 2010, as amended by that certain First Amendment to Loan and Security Agreement dated as of May 26, 2011 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) make certain revisions with respect to the provision of ancillary bank services, and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.2 (Letters of Credit Sublimit). Section 2.1.2 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“2.1.2 Intentionally Omitted.”

2.2 Section 2.1.3 (Foreign Exchange Sublimit). Section 2.1.3 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“2.1.3 Intentionally Omitted.”

2.3 Section 2.1.4 (Cash Management Services Sublimit). Section 2.1.4 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“2.1.4 Intentionally Omitted.”

2.4 Section 2.2 (Overadvances). Section 2.2 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“2.2 Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.”

2.5 Section 3.5 (Procedures for Borrower). Section 3.5(a) is hereby amended and restated in its entirety as follows:

“(a) Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.”

2.6 Section 4.1 (Grant of Security). The following new paragraphs hereby are added to the end of Section 4.1 of the Loan Agreement as follows:

“Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to one hundred ten percent (110%) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.”

2.7 Section 6.11 (Formation or Acquisition of Foreign Subsidiaries). Section 6.11 is hereby amended and restated in its entirety as follows:

“6.11 Formation or Acquisition of Foreign Subsidiaries. If at any time after the Effective Date either (I) an Event of Default has occurred and is continuing or (II) Borrower’s Foreign Subsidiaries which are not guarantors of Borrower’s obligations under this Agreement, in the aggregate either (i) have assets representing more than thirty percent (30%) of Borrower’s and all its Subsidiaries aggregate assets, (ii) have cash and/or Cash Equivalents representing more than thirty percent (30%) of Borrower’s and all its Subsidiaries cash and/or Cash Equivalents, or (iii) have executed recurring revenue contracts representing more than thirty percent (30%) of Borrower’s and all its Subsidiaries recurring revenue contracts (the “30% Threshold”), Borrower shall, within thirty (30) days of Bank’s request therefor, cause such number of non-guarantor Foreign Subsidiaries without which the remaining non-guarantor Foreign Subsidiaries would be at or below the 30% Threshold to (a) execute a guaranty and such other security documents as Bank may request, all in form and substance satisfactory to Bank, to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such Foreign Subsidiaries, (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such Foreign Subsidiaries, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above effective under the laws of the jurisdiction(s) where such Foreign Subsidiaries are organized. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

2.8 Section 6.12 (Formation or Acquisition of Domestic Subsidiaries). Section 6.12 is hereby amended and restated in its entirety as follows:

“6.12 Formation or Acquisition of Domestic Subsidiaries. If at any time after the Effective Date either (I) an Event of Default has occurred and is continuing or (II) Borrower’s Domestic Subsidiaries which are not guarantors of Borrower’s obligations under this Agreement, in the aggregate either (i) have assets representing more than ten percent (10%) of Borrower’s and all its Subsidiaries aggregate assets, (ii) have cash and/or Cash Equivalents representing more than ten percent (10%) of Borrower’s and all its Subsidiaries cash and/or Cash Equivalents, or (iii) have executed recurring revenue contracts representing more than ten percent (10%) of Borrower’s and all its Subsidiaries recurring revenue contracts (the “10% Threshold”), Borrower shall, within thirty (30) days of Bank’s request therefor, cause such number of non-guarantor Domestic Subsidiaries without which the remaining non-guarantor Domestic Subsidiaries would be at or below the 10% Threshold to (a) either become a co-borrower or execute a guaranty and such other security documents as Bank may request, all in form and substance satisfactory to Bank, to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such Domestic Subsidiaries, (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such Domestic Subsidiaries, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above effective under the laws of the jurisdiction(s) where such Domestic Subsidiaries are organized. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.”

2.9 Section 9.1 (Rights and Remedies). Sections 9.1(c) and 9.1(d) of the Loan Agreement hereby are amended an restated in their entireties to read as follows:

“(c) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to one hundred ten percent (110%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts;”

2.10 Section 12.8 (Survival). Section 12.8 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements, and the obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.”

2.11 Section 13 (Definitions). Subsection (j) of the defined term “Permitted Indebtedness” set forth in Section 13.1 is amended in its entirety and replaced with the following:

“(j) capitalized leases and purchase money Indebtedness not to exceed Seven and One-Half Million Dollars ($7,500,000) in the aggregate in any fiscal year secured by Liens permitted under clause (c) of the definition of “Permitted Liens”;”

2.12 Section 13 (Definitions). The following defined terms in Section 13.1 of the Loan Agreement hereby are deleted in their entireties:

“Cash Management Services”, “FX Business Day”, “FX Forward Contract”, “FX Reduction Amount”, “FX Reserve”, “Letter of Credit Application”, “Letter of Credit Reserve”, “Settlement Date”.

2.13 Section 13 (Definitions). The following terms and their respective definition set forth in Section 13.1 is amended in its entirety and replaced with the following:

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Credit Extension” is any Advance, Equipment Advance or any other extension of credit by Bank for Borrower’s benefit.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Loan Documents” are, collectively, this Agreement, the Warrant, the Perfection Certificate, the IP Agreement, the Subordination Agreement, the UK Share Pledge Documents, any Bank Services Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor in favor (or for the benefit) of Bank, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) to the best of Borrower’s knowledge, no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Cornerstone OnDemand, Inc.

By:		By:
Name:	/s/ Tim Barnes	Name:	/s/ Adam L. Miller
Title:	Relationship Manager	Title:	Chief Executive Officer